UNITED STATES
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SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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COLONY CAPITAL, INC.
515 S. Flower St., 44th Floor
Los Angeles, CA 90071

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 7, 2019

Commencing on April 29, 2019, the following supplemental information will be used in communicating with stockholders of Colony Capital, Inc.

Colony Capital, Inc. (“we”, the “Company,” “CLNY” or “Colony Capital”) is holding its 2019 Annual Meeting of Stockholders on Tuesday, May 7, 2019. By now you should have received Colony Capital’s Notice of Annual Meeting of Stockholders and Proxy Statement. You can also view our definitive proxy statement on Schedule 14A (the “Proxy Statement”), as filed with the Securities and Exchange Commission (“SEC”) on March 28, 2019 (available here).

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we want to request your support on Proposal 2: Advisory Vote on Executive Compensation, or “Say on Pay”. In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Institutional Shareholder Services (ISS), a proxy advisory firm, issued a report recommending that the Company’s stockholders vote “FOR” all of the proposals presented in our Proxy Statement, except in the case of Proposal 2: Advisory Vote on Executive Compensation, for which ISS recommended voting “AGAINST”.

We believe that there are several items referenced in ISS’s report regarding its say on pay recommendation that should be corrected or clarified, as follows:

I.	The Individual Goals and Objectives (“IGO”) Component of the 2018 Annual Incentive Plan

As discussed in the Proxy Statement, the Compensation Committee approved the 2018 Annual Incentive Plan as a non-discretionary plan for determining annual cash bonuses for executive officers. One component of the 2018 Annual Incentive Plan, representing 40% of the total plan, consists of an analysis of IGOs for each executive officer. ISS’s position in its report is that such IGOs are subjective and not disclosed with sufficient detail. However, we strongly disagree with this position. As discussed further below, in establishing the 2018 Annual Incentive Plan, the Compensation Committee laid out robust and specific goals and targets with respect to the IGO component.

The individual goals component of the 2018 Annual Incentive Plan was based on specific, measurable goals and objectives, which varied by individual based on their responsibilities. These individual goals and objectives related to the following five areas of business focus for the Company during 2018: (1) balance sheet optimization, (2) creating new managed investment vehicles, (3) increasing organizational effectiveness, (4) business simplification, and (5) enhancing operations. For each of these areas of focus, the Compensation Committee considered the specific achievements of the targets and goals that were established, as set forth in the following table:

CLNY Management Areas of Focus for 2018	Targets and Goals Achieved for 2018
Balance Sheet Optimization
•    Repurchased 61.4 million of the Company’s common shares at an average price of $5.71 per share, or $351 million
•    Redeemed all of the Company’s shares of its 8.5% Series D cumulative redeemable perpetual preferred stock for $200 million
•    Refinanced or repaid approximately $700 million of investment-level debt

New Managed Investment Vehicles
•    Fee earning equity under management (FEEUM) grew from $15.4 billion to $17.6 billion
•    Successfully formed and listed Colony Credit Real Estate, Inc. (NYSE: CLNC), a commercial real estate credit REIT, creating a new permanent capital vehicle externally managed by the Company
•    Raised $5.5 billion in third-party capital (including amounts related to affiliates)
•    Developed Digital Colony Partners, which raised $3.7 billion of third-party capital commitments
•    Raised more than $900 million in three discrete co-investment transactions
•    Initiated process to acquire Latin American platform of Abraaj, which closed subsequent to year end 2018
•    Developed the Colony Capital Fundamental U.S. Real Estate Index, which is a rules-based equity strategy that invest in REITs; This index can be licensed to various investment channels and the first licensee is DoubleLine Capital, which recently launched the DoubleLine Colony Real Estate and Income Fund
•    Formed Colony HB2, an investment management platform focused primarily on creating and managing financial products focused on the upstream and midstream energy sectors

Increased Organizational Effectiveness
•    Thomas J. Barrack, Jr., our Executive Chairman, also became our Chief Executive Officer in November 2018
•    Implemented a new equity compensation program, 50% of which is subject to performance-based vesting conditions, with achievement dependent upon the relative total stockholder return performance of our Company as compared to a defined set of 17 peer companies
•    Implemented individualized performance-based compensation plans for over 60 senior employees

Business Simplification
•    Monetized non-core assets totaling $1.4 billion of gross assets generating $914 million of net equity
•    Reached an agreement to terminate our management agreement with NorthStar Realty Europe Corp. (NYSE: NRE) for $70 million upon the consummation of a sale of NRE or, if no sale transaction is completed, in connection with the internalization of the management of NRE
•    Internalized asset management and property accounting for a majority of CLNY’s healthcare portfolio, resulting in approximately 50% savings from the fees previously paid to third-party asset manager

Enhancing Operations
•    Announced a corporate restructuring and reorganization plan which is expected to generate $50 to $55 million ($45 to $50 million on a cash basis) of annual compensation and administrative cost savings over the next 12 months of which approximately 50% of run-rate cost savings are currently in place
•    Implemented an integrated financial planning and budgeting framework
•    Launched a technology-enabled financial planning and asset management platform using existing financial IT systems
•    Continued progress towards implementation of a diversity and inclusion policy
•    Continued environmental, social and governance (ESG) initiatives

II.	The Financial Metric Component of the 2018 Annual Incentive Plan

The ISS report criticizes the Company’s Core FFO Ex Gains financial metric targets in the 2018 Annual as being substantially lower than those in 2017. However, this criticism may be a reflection of ISS’s failure to understand the fundamental elements of the Company’s business. First, the financial metric used in the Company’s 2017 Annual Incentive Plan was not Core FFO Ex-Gains, but Adjusted Core FFO, which was defined as Core FFO for the year ended December 31, 2017, as defined in the Company’s public filings, and as further adjusted to reflect all cash synergies in-place on January 1, 2017 and a full year of operations for the Company. Therefore, ISS was attempting to compare two different financial metrics.

Second, the Company experienced significant headwinds in its businesses during 2017, which resulted in substantial write-downs in the fourth quarter 2017 primarily related to the Company’s investment management business, as well as a reset of the Company’s dividend payable to its common shareholders. As a result of these challenges, as well as the Company’s strategic objectives and near-term focus on an asset monetization strategy, the Company re-assessed its budget for 2018 based on existing business conditions to determine financial metric targets for the 2018 Annual Incentive Plan, without regard to levels established for the prior year. The Compensation Committee believes that the Core FFO Ex-Gains financial metric targets established in the 2018 Annual Incentive Plan, while lower than the prior year’s metrics, were nonetheless robust and rigorous targets.

III.	Goals for the Long-Term Incentive Equity Awards

As discussed in the Proxy Statement (see pages 30-32), the Compensation Committee grants long-term incentive equity awards to our named executive officer, 50% of which are subject to performance-based vesting conditions with the remaining subject to time-based vesting conditions. The CLNY performance-based award for 2018 performance was issued in restricted stock units and has a three-year performance period (March 15, 2018 to March 14, 2021) with payout opportunity ranging from zero to 125% of the target value (i.e., the number of restricted units issued to the named executive officer), depending on the relative total stockholder return performance of our company as compared to the following 17 peer companies:

Apollo Global Management	Host Hotels & Resorts
Ares Management	Jones Lang LaSalle
Blackstone Group	Kennedy-Wilson
Brookfield Asset Management	KKR & Co
Carlyle Group	Oaktree Capital
CBRE Group	Prologis
Duke Realty	Ventas
HCP	W. P. Carey
Hospitality Properties Trust

To address the concern raised in ISS’s report regarding the ability to assess the rigor of the performance goals in the 2018 CLNY performance-based award, we have provided in the table below the scale which will be used to determine the payout percentage (if any) upon completion of the three-year performance cycle for such awards:

Relative TSR Percentile for the Performance Cycle	Number of Restricted Stock Units Vested
Less than 10th percentile	0% of the then outstanding Target Number of Restricted Stock Units
At or greater than 10th percentile, but less than 20th percentile	20% of the then outstanding Target Number of Restricted Stock Units
At or greater than 20th percentile, but less than 30th percentile	40% of the then outstanding Target Number of Restricted Stock Units
At or greater than 30th percentile, but less than 40th percentile	60% of the then outstanding Target Number of Restricted Stock Units
At or greater than 40th percentile, but less than 50th percentile	80% of the then outstanding Target Number of Restricted Stock Units
At or greater than 50th percentile, but less than 60th percentile	100% of the then outstanding Target Number of Restricted Stock Units
At or greater than 60th percentile, but less than 70th percentile	105% of the then outstanding Target Number of Restricted Stock Units
At or greater than 70th percentile, but less than 80th percentile	110% of the then outstanding Target Number of Restricted Stock Units
At or greater than 80th percentile, but less than 90th percentile	115% of the then outstanding Target Number of Restricted Stock Units
At or greater than 90th percentile, but less than 100th percentile	120% of the then outstanding Target Number of Restricted Stock Units
At 100th percentile	125% of the then outstanding Target Number of Restricted Stock Units

IV.	CEO Compensation

As disclosed in the Proxy Statement, we recently experienced several changes to our executive management team, including Thomas J. Barrack, Jr., our Executive Chairman, also becoming our Chief Executive Officer in November 2018 in connection with the departure of the then serving Chief Executive Officer, Richard Saltzman. Mr. Barrack did not receive any additional compensation in 2018 in connection with the additional responsibilities assumed with his appointment as Chief Executive Officer. In addition, contrary to ISS’s assertions in its report, Mr. Barrack’s base salary prior to November 2018 of $1,000,000 (which had been Mr. Barrack’s salary for the prior three years) was maintained, and not increased, for 2019.

ISS’s report also criticizes the 2018 compensation paid to Mr. Barrack as being close to three times that of the Chief Executive Officer’s compensation from the prior year. This assertion is completely inaccurate and may be based on a misunderstanding of the facts. As disclosed in the Proxy Statement (see pages 22-24), our current named executive officers and Mr. Saltzman were not executive officers of our predecessor and, as a result, any equity awards paid to them by their former employer prior to January 10, 2017 (the closing of the Merger) are not reflected in the Summary Compensation Table. As further disclosed in the Proxy Statement (see page 24), the Company provided additional tabular disclosure regarding the direct compensation of each of our named executive officers and Mr. Saltzman in order to more accurately present the historical compensation of our named executive officers. In compiling its analysis, ISS ignored these disclosures and made a comparison of Mr. Barrack’s 2018 compensation to Mr. Saltzman’s 2017 compensation based on the amounts presented in the Summary Compensation Table (see page 38 of the Proxy Statement), which do not include Mr. Saltzman’s 2017 equity award.

Based on the direct compensation disclosure in the Proxy Statement on page 24, an excerpt of which is also set forth below for reference, Mr. Barrack’s 2018 compensation was less than 30% higher than Mr. Saltzman’s 2017 compensation, which is substantially less than the close to 300% increase ISS cited. In addition, a significant portion (90%) of Mr. Barrack’s compensation for 2018 is performance-based. Further, while the ISS report claims that Mr. Barrack’s compensation is outsized, such claim ignores that Mr. Barrack’s compensation is within the 75th percentile of the Company’s defined peer group and, according to ISS’s report, only .89 times the median of ISS’s defined peer group. In addition, we believe that ISS's defined peer group is not an appropriate group to benchmark our executive compensation, as it not only includes three mutual funds, which are not comparable to us as a publicly-traded global investment management firm, but also does not include any alternative asset managers, which is a substantial component of our business.

Further, while Mr. Barrack’s compensation is higher than Mr. Saltzman, this criticism fails to take into account that with Mr. Barrack acting as both Executive Chairman and Chief Executive Officer (i.e., Mr. Saltzman was not replaced), among other factors, the target compensation levels established for 2019 for our current executive officers, in the aggregate, reflects an 11% reduction over 2018 target compensation levels for our 2018 executive officers, which included Mr. Saltzman.

CLNY NEO Direct Total Compensation Summary

	Total Compensation
Executive	2018	2017	2016(1)	% Change from 2016 to 2018
Thomas J. Barrack Jr.	$8,696,261	$6,889,829	$9,195,000	-5.4%
Darren J. Tangen	$3,941,344	$2,360,788	$2,972,875	32.6%
Mark M. Hedstrom	$3,112,767	$2,251,552	$2,917,631	6.7%
Kevin P. Traenkle	$3,339,059	$2,471,632	$3,310,656	0.9%
Ronald M. Sanders	$2,691,567	$1,799,128	$2,359,109	14.1%
Richard B. Saltzman	$3,593,899	$5,023,727	$6,417,000	-44.0%

Total	$25,374,897	$20,796,656	$27,172,271	-6.6%

(1)	Reflects amounts paid or granted prior to the Merger by their former employer.

V.	Change-in-Control Arrangements – Treatment of Equity

The ISS report incorrectly concludes that the Company’s equity award arrangements provide for automatic accelerated vesting upon a change-in-control, or “single-trigger” vesting. To the contrary, all of our named executive officers, other than Mr. Barrack, have equity awards with “double-trigger” vesting (i.e., in order for equity awards to accelerate upon a change-in-control, the executive’s employment must also be terminated). For Mr. Barrack’s equity awards only, the Compensation Committee believes that single-trigger vesting upon a change-in-control is reasonable as any such change-in-control would have a high likelihood of also involving a termination of employment.

We hope this supplement provides you with the additional information and clarity you may need to support all of our proposals at our 2019 Annual Meeting. Thank you for your time and consideration in reviewing these materials. We appreciate you submitting your vote in advance of the meeting so that it may be tabulated as part of the complete results.